                                                                     Exhibit 5.2


                                October 3, 1997



Panther Transport, Inc.
1205 Peters Drive
Waterloo, Iowa 50703

     Re:  Registration Statement on Form S-4
          ----------------------------------

Ladies and Gentlemen:

     We have acted as special Iowa counsel to Panther Transport, Inc., an Iowa corporation (the "Subsidiary Guarantor"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Subsidiary Guarantor and its parent, Omega Cabinets, Ltd., a Delaware corporation (the "Company"), with the Securities Exchange Commission relating to (i) the proposed issuance by the Company of up to $100,000,000 aggregate principal amount of its new 10 1/2% Senior Subordinated Notes due 2007 (the "Exchange Notes") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for a like principal amount of the Company's outstanding 10 1/2% Senior Subordinated Notes due 2007 which have not been so registered (the "Original Notes") and (ii) the Subsidiary Guarantor's guarantee of the Exchange Notes (the "Guarantee"). The terms of the Guarantee are contained in the Indenture, dated as of July 24, 1997 (the "Indenture"), between the Company, the Subsidiary Guarantor and The Chase Manhattan Bank, as indenture trustee, and the Guarantee will be issued pursuant to the Indenture.

     In rendering our opinion, we have examined and relied upon the information set forth in the Registration Statement, the Indenture and such other documents and records as we have deemed necessary. In addition, as to questions of fact material to our opinions, we have relied upon certificates of officers of the Company, the Subsidiary Guarantor and public officials.

     In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Subsidiary Guarantor, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereon on such parties.

     We call your attention to the fact that each of the Indenture and the Guarantee provides that it is to be governed by the laws of the State of New York. For purposes of the opinion provided herein, we have assumed with your permission that the Indenture and the Guarantee would be governed by and construed in accordance with the domestic substantive laws of the State of Iowa without giving effect to any choice of law or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

     Based upon the foregoing, and subject to the qualifications hereinafter set forth, we are of the opinion that:

     1. The Guarantee has been duly authorized by all requisite corporate action of the Subsidiary Guarantor.

     2. Upon the due issuance of the Exchange Notes in accordance with the terms of the Indenture and the exchange offer as set forth in the Registration Statement, such Exchange Notes shall be entitled to the benefits of the Guarantee which will constitute a valid and binding obligation of the Subsidiary Guarantor, enforceable against the Subsidiary Guarantor in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

     Our opinions expressed herein are subject to the following qualifications:

     A. We express no opinion as to whether the Subsidiary Guarantor may guarantee or otherwise become liable for indebtedness incurred by the Company (including, without limitation, indebtedness evidenced by the Exchange Notes) except to the extent the Subsidiary Guarantor may be determined to have received a benefit from the incurrence of such indebtedness by the Company, or as to whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the Company are directly or indirectly made available to the Subsidiary Guarantor for its corporate purposes.

     B. We express no opinion as to the laws of any jurisdiction other than those of the State of Iowa and the federal laws of the United States of America (except that we express no opinion herein concerning the applicability of the Iowa Securities Act or the federal securities laws to the issuance of the Guarantee by the Subsidiary Guarantor).

     C. Except to the extent expressly set forth herein, we express no opinion in connection with the matters contemplated by the Registration Statement or the Indenture, and no opinion may be implied or inferred.

     D. The opinions expressed herein are made as of the date hereof and we do not undertake to update this opinion with respect to any changes of which we may later become aware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" contained in the Prospectus included therein.

     It is understood that this opinion is to be used only in connection with the Guarantee while the Registration Statement is in effect.

                               Very truly yours,

                               NYEMASTER, GOODE, VOIGTS, WEST,
                               HANSELL & O'BRIEN, P.C.


                               By: /s/ Mark Dickenson


                                      -2-